                                                                     EXHIBIT 11

                              BUSINESS@WEB, INC.

                      STATEMENT OF EARNINGS PER SHARE(1)

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
                                                                    THREE MONTHS
                                                       YEAR ENDED      ENDED
                                                      DECEMBER 31,   MARCH 31,
                                                          1995          1996
                                                      ------------  ------------
Net Loss............................................. $(2,698,448)  $(8,514,840)
                                                      ===========   ===========
Weighted Average Common Shares Outstanding...........   9,491,957     9,761,364
Dilutive Effect of Common Stock and Common Stock
 Options and Warrants issued after March 31,
 1995(2).............................................   2,404,403     2,404,403
Common Stock issuable upon Conversion of Series B
 Preferred Stock.....................................     975,200       975,200
Common Stock issuable upon Conversion of Series C
 Preferred Stock.....................................     799,994       799,994
Repurchase and Retirement of Common Stock............    (800,000)     (800,000)
                                                      -----------   -----------
Pro Forma Weighted Average Number of Common and Com-
 mon
 equivalent shares outstanding.......................  12,871,554    13,140,961
                                                      ===========   ===========
Pro Forma Net Loss Per Common and Common Equivalent
 Share...............................................       (0.21)        (0.65)
                                                      ===========   ===========
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(1) Primary and fully diluted net loss per share has not been separately presented, as the amounts would not be meaningful.
(2) Pursuant to Securities and Exchange Commission Staff Accounting Bulletin
    No. 83, stock, stock options and stock warrants issued at prices below the initial public offering price per share (cheap stock) during the 12-month period immediately preceding the initial filing date of the Company's Registration Statement of its initial public offering have been included as outstanding for all periods presented. The dilutive effect of the common stock equivalents was computed in accordance with the treasury stock method.